Exhibit 10.3

OPTION CANCELLATION AGREEMENT
THIS OPTION CANCELLATION AGREEMENT (this “Agreement”) is made and entered into as of September 29, 2015 (the “Effective Date”), by and between John W. Dickey (the “Participant”), and Cumulus Media Inc. (the “Company”).
RECITALS
A.The Participant holds the options (the “Options”) set forth on Schedule A hereto to purchase shares of Class A common stock, par value $0.01 per share, of the Company (the “Common Stock”) pursuant to one or more Option Agreements, by and between the Company and the Participant (together, the “Option Agreements”) granted under the stock option plan of the Company set forth on Schedule A hereto.

B.The Participant ceased employment with the Company effective as of the date hereof, and in connection therewith, fifty percent (50%) of Participant’s unvested Options became automatically vested, and the remaining fifty percent (50%) of Participant’s unvested Options have been forfeited.

C.Under the Option Agreements, Participant is entitled to exercise his vested Options for a period of ninety (90) calendar days following the date of his termination of employment (the “Post-Employment Exercise Period”). If unexercised following the expiration of the Post-Employment Exercise Period, all of Participant’s unexercised vested Options would be forfeited by the Participant without further notice.

D.The parties acknowledge that the Options are currently out-of-the-money. The Participant has agreed to the immediate cancellation provided herein of certain of the Participant’s vested Options identified under the column “Canceled Options” on Schedule A (the “Canceled Options”).

AGREEMENT
In consideration of the foregoing and the mutual covenants contained herein, it is hereby agreed by and between the parties hereto as follows:
1.Option Cancellation. The Participant acknowledges and agrees that the Canceled Options held by the Participant and all of the Participant’s rights and interests in and to such Canceled Options under the Option Agreements are hereby canceled, and the Participant relinquishes all of his rights and interests with respect to such Canceled Options and the shares of Common Stock underlying such Canceled Options.

2.Make-Whole Payment. Within thirty (30) days following the expiration of the Post-Employment Exercise Period, the Company shall pay to the Participant an amount equal to the product of (x) the number of Canceled Options and (y) the excess, if any, of the Company’s highest Market Value per Share during the Post-Employment Exercise Period over the “Per Share Exercise Price” of the Canceled Options identified on Schedule A. For the avoidance of doubt, if the Company’s Market Value per Share does not exceed the Per Share Exercise Price at any time during the Post-Employment Exercise Period, then no amount shall be due or payable pursuant to this Section 2. For purposes of this Agreement, “Market Value per Share” shall have the meaning ascribed thereto in the Company’s 2011 Equity Incentive Plan.

3.Effectiveness. Upon execution by the parties, this Agreement shall become effective, binding, and irrevocable as of the Effective Date.

4.Further Assurances. Each party to this Agreement acknowledges and agrees that he or it will perform all such further acts and execute and deliver all such further documents as may be reasonably required in connection with the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement.

5.Representations and Warranties. The Participant hereby represents and warrants as follows:

(a)	The Participant has the legal capacity to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby.

(b)
This Agreement has been duly executed and delivered by the Participant and constitutes the legal, valid and binding obligation of the Participant enforceable against the Participant in accordance with its terms.

(c)	As of immediately prior to execution of this Agreement, the Participant will have good and valid title to the Options listed on Schedule A hereto.

(d)
The Participant is not a party to any option, warrant, purchase right, or other contract that would require the Participant to sell, transfer, or otherwise dispose of any of the Options held by the Participant (other than this Agreement or the Option Agreements).

(e)
There are no legal actions pending or, to the knowledge of the Participant, threatened in writing, against or affecting the Participant which seek to prevent the Participant from consummating the transactions contemplated by this Agreement or obtain damages or other relief in connection with the transactions contemplated by this Agreement.

6.Acknowledgment. The Participant acknowledges and agrees that from and after the Effective Date: (x) the Canceled Options shall be canceled and no longer of any force or effect and (y) all of the Participant’s rights and claims in respect of such Canceled Options shall terminate and be null and void in all respects.

7.Notices. Any notice or other communication hereunder shall be made (a) from the Company to the Participant at his address on file with the Company or (b) from the Participant to the Company at its business address.

8.Entire Agreement. The recitals set forth above are included in and make up a part of this Agreement. This Agreement embodies the complete agreement and understanding among the parties hereto and supersedes and preempts any prior understandings, agreements, or representations by or among the parties hereto, written or oral, that may have related to the subject matter hereof in any way. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
9.Amendment. This Agreement may not be modified, amended, supplemented, canceled, or discharged, except by written instrument executed by the Participant and the Company.

10.Assignment. This Agreement, and any and all rights, duties, and obligations hereunder, shall not be assigned, transferred, delegated, or sublicensed by the Participant without the prior written consent of the Company.

11.Governing Law. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

12.Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in the State of Delaware, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

13.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

14.Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first set forth above.

PARTICIPANT:

____________________________
John W. Dickey

COMPANY:

CUMULUS MEDIA INC.

By:    ____________________________
Name:
Title:

SCHEDULE A

OPTIONS

Grant Date	Option Plan	Per Share Exercise Price	Number of Vested Options Outstanding Immediately prior to Termination	Number of Unvested Options Outstanding Immediately prior to Termination	Accelerated Vesting Upon Termination Without Cause	Vested Options following Termination with Cause	Canceled Options
October 30, 2013	2011 Equity Incentive Plan	$5.92	331,200	772,800	386,400	717,600	200,000
September 16, 2011	2011 Equity Incentive Plan	$4.34	2,760,000	—	—	2,760,000	—
December 30, 2008	2008 Equity Incentive Plan	$2.79	61,847	—	—	61,847	—
December 30, 2008	2008 Equity Incentive Plan	$2.92	61,846	—	—	61,846	—
December 30, 2008	2008 Equity Incentive Plan	$3.30	61,846	—	—	61,846	—